UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2016

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1800 Bridge Parkway

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with its executive leadership succession plan, on March 9, 2016, the Board of Directors (the “Board”) of Nevro Corp. (“Nevro” or the “Company”) approved a new compensatory arrangement for each of Michael DeMane and Rami Elghandour. As previously announced, effective June 1, 2016 (the “Transition Date”), Michael DeMane, the Company’s current Chief Executive Officer and Chairman of the Board, will transition into the role of Executive Chairman of the Board, and Rami Elghandour, the Company’s current President, will assume the role of President and Chief Executive Officer. In addition, on March 9, 2016, the Board nominated Mr. Elghandour as a Class II director to be elected to the Board at the Company’s 2016 Annual Meeting of Stockholders.

Upon the recommendation of the Compensation Committee, the Board approved a new compensatory arrangement for Mr. DeMane. Effective upon the Transition Date, Mr. DeMane will receive an annual salary of $500,000 for his service as Executive Chairman of the Board and will be eligible to receive a cash bonus targeted at 75% of his annual salary. The Company also intends to enter into a new Executive Chairman Agreement with Mr. DeMane.

Upon the recommendation of the Compensation Committee, the Board approved a new compensatory arrangement for Mr. Elghandour, which consists of an increase in annual base salary to $523,000 and increase in target cash bonus to 75% of his annual salary, in each case, effective upon the Transition Date. The Company also intends to enter into a new employment agreement with Mr. Elghandour. In addition, Mr. Elghandour was granted an option to purchase 269,726 shares of the Company’s Common Stock (the “Option Award”) with an exercise price of $54.50 per share, the closing price of the Company’s common stock as quoted on The New York Stock Exchange on the date of grant. The Option Award will vest as to an aggregate of 202,294 shares over a period of four (4) years in equal monthly installments commencing on the Transition Date, subject to Mr. Elghandour’s continued service as of each vesting date. The remaining 67,432 shares subject to the Option Award shall vest and become exercisable, if at all, as to 1/4th of the shares annually upon the filing of the Company’s Annual Report on Form 10-K for each year, beginning in 2017, subject to the Mr. Elghandour’s continued service and to the achievement of certain performance criteria for the annual installment. Mr. Elghandour was also granted a restricted stock unit award representing 63,695 shares of the Company’s common stock (the “RSU Award”). The RSU Award will vest as to an aggregate of 47,771 shares on each anniversary of the Transition Date for four (4) years. The remaining 15,924 shares under the RSU Award will vest, if at all, as to 1/4th of the shares annually upon the filing of the Company’s Annual Report on Form 10-K for each year, beginning in 2017, subject to the Mr. Elghandour’s continued service and to the achievement of certain performance criteria for the annual installment.

The foregoing summary of the material terms of the compensatory arrangements with Mr. DeMane and Mr. Elghandour is qualified in its entirety by the full text of the Executive Chairman Agreement with Mr. DeMane and new Employment Agreement with Mr. Elghandour, which the Company intends to enter into with Mr. DeMane and Mr. Elghandour, respectively. These agreements will each be filed as an exhibit in the Quarterly Report for the fiscal period in which they are entered into.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: March 15, 2016	By:	/s/ Andrew H. Galligan
Andrew H. Galligan Chief Financial Officer